                                                                    EXHIBIT 10.2

                              PURCHASE AGREEMENT



PARTIES

This Product Purchase Agreement is made between:

          GoDigital Telecommunications
          41305 Albrae Street
          Fremont, CA 94538 (Seller)
and
          BC TEL
          6969 10th Avenue
          Burnaby, BC V3N 2R4 (BC TEL)

for the benefit of BC TEL and BC TEL Affiliates (as defined in Clause 7).

THE PARTIES AGREE AS FOLLOWS:

1.   TERM

This Agreement shall be for a period of one (1) year commencing April 1, 1999 and shall be subject to renewal at BC TEL's option for further consecutive periods of one (1) year to a maximum period of five (5) years.

Written notice of renewal shall be given by BC TEL at least sixty (60) days prior to the end of each period or the Agreement shall terminate. BC TEL reserves the right to extend the term of any period by one (1) month without penalty or increased cost.

2.   PRODUCTS

This Agreement applies to the purchase by BC TEL of the Product(s) (Product) of the Seller as described in Schedule "A" and in accordance with the Product specifications as described in Schedule "C" (Specifications), if any.

3.   PRICE AND TERMS OF PAYMENT

BC TEL agrees to pay the prices as described in Schedule A for the Product(s) which it purchases, which prices shall be fixed until March 31, 2000 and which prices shall be those of the most favored customer of the Seller.

Payment shall be made net 30 days from invoice date to BC TEL unless approval is withheld under Clause 15. Payment of invoice in no way indicates approval of the Product(s) by BC TEL.

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.   PRECEDENCE OF BC TEL'S TERMS

All purchases by BC TEL of the Seller's Product(s) shall be governed in priority by:

     the terms, conditions of this Purchase Agreement,

     BC TEL's General Terms, Conditions, and

     the Terms, Conditions of each individual Purchase Order (if any).

All purchases are expressly limited to the above terms, conditions which shall govern. Any additional or inconsistent terms or conditions proposed by the Seller are hereby rejected and will not form part of our Agreement, unless specifically agreed to in advance and in writing by BC TEL.

5.   PURCHASE ORDER

This Agreement does not by itself constitute an order. BC TEL shall order Product or Service by submitting a Purchase Order.

6.   CANCELLATION OF PURCHASE ORDERS

If the Seller is in material breach or default of any term or condition of this Agreement or any purchase order hereunder, BC TEL may give fifteen (15) days written notice to the Seller to remedy the breach or default.

If the breach or default is not remedied to BC TEL's satisfaction within the period of notice, then in addition to all other rights and remedies of law including the right of set off, BC TEL may cancel this Agreement and any purchase orders made under it without further notice or obligation to the Seller.

Additionally, BC TEL reserves the right at any time to cancel any purchase order for convenience prior to completion of delivery of the Product(s), in which case BC TEL shall reimburse the Seller for the Seller's actual verifiable costs incurred as a result of such cancellation only, but in no event, shall such
                                                ---
cancellation costs exceed the purchase order price.

7.   AFFILIATES

In this Agreement:

(A) "Affiliate" and "Control" will each have the meaning given to it under the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended.

(B)  "BC TEL Affiliate" means any of the following:

     (i)   an Affiliate of BC TEL;
     (ii) a partnership, joint venture or other entity that directly or indirectly Controls, is Controlled by, or is under common Control with, BC TEL; or
     (iii) GTE Corporation, its Affiliates, and their successors.

The Seller agrees that the BC TEL Affiliates shall have the same right to purchase pursuant to the terms of this Agreement as BC TEL and shall have the same rights to enforce the terms, conditions of this Agreement for any purchase order they may issue to the Seller as if they were a signatory to the Agreement.

The parties acknowledge that it may be necessary to enter into separate agreements between the Seller and a BC TEL Affiliate. The parties intend that any further agreements or terms, conditions will be consistent with and based upon the applicable terms, conditions of this Agreement, subject to the requirements of local laws and business practices.

8.   AFFILIATE PURCHASE ORDER

The Seller may enforce each purchase order only against the BC TEL Affiliate which has submitted the purchase order.

If a BC TEL Affiliate shall be in breach or default of the Agreement, including, but not limited to, timely payment for the Product purchased and such breach shall continue for a period of thirty (30) days after the BC TEL Affiliate's receipt of the Seller's written notice, then, in addition to all other rights and remedies of law or equity or otherwise, the Seller shall have the right to suspend delivery of the Product on outstanding purchase orders or revoke existing acknowledgments only with respect to the BC TEL Affiliate. Default by a BC TEL Affiliate shall not affect any other BC TEL Affiliate party to this Agreement or BC TEL.

9.   TERMINATION OF AGREEMENT

BC TEL reserves the right at its exclusive option to cancel any Agreement or Schedule with the Seller without further obligation or expense of any kind:

 .    at any time without notice or warning for cause or non-compliance with this
     Agreement;

 .    upon thirty (30) days written notice during the term of the Agreement for any reason, whereupon BC TEL shall only be liable for such costs, fees or expenses as are incurred to that date and not thereafter.

10.  INDEMNITY

The Seller shall indemnify and save harmless BC TEL, its directors, officers, agents and employees, and any applicable BC TEL Affiliate and its directors, officers, agents and employees, from and against any and all liability whatsoever for losses, liens, charges, claims, demands, payments, suits, actions, penalties, recoveries and judgments (including legal fees and expenses) of every nature and description brought or recovered against either BC TEL, its directors, officers, agents, employees, and any applicable BC TEL Affiliate and its directors, officers, agents and employees, or the Seller by reason of an act, error or omission of the Seller, its agents, employees or licensees in providing the Product(s), including, without limiting the generality of the foregoing, loss or damage to property, injury to or the death of any persons, alleged copyright, patent or other intellectual property rights infringement or interference, defective design or damage to the environment

11.  DELIVERY REQUIREMENTS

 .    Unless otherwise directed by BC TEL, all product shipments shall be FOB
     Origin, Freight Collect using BC TEL specified carrier;

 .    When applicable, Vendor will be expected to include a Certificate of Origin with each shipment;

 .    Where the Seller is to arrange transportation at BC TEL's expense, prior to shipment the Seller shall contact BC TEL's Transportation Manager at: 520-2121 for instructions on shipping;

 .    Failure to ship as directed in points 1, 2, and 3 will result in chargebacks to the Seller for excess freight charges;

 .    Delivery lead times shall be from the date of receipt of the Purchase
     Order;

 .    The Seller shall ship Product(s) to BC TEL with a 95% or better service level in delivery;

 .    Any incremental costs for shipments due to the Seller shipping late or beyond lead times shall be at the Seller's sole expense, or will be charged back to the Seller.

For all purchase orders, the Seller shall:

i.   ship in accordance with specified shipping instructions;
ii. ensure all documents (primary and subordinate), shipping papers, bills of lading, and packages, bear BC TEL's purchase order number;
iii. enclose a packing slip with each shipment, specifying which package contains the packing slip if more than one package is shipped;
iv. separately invoice BC TEL to the billing address shown on the Purchase Order; and
v. if requesting payment for shipping cost incurred on invoice of material, include copy of freight carrier's invoice to substantiate claim.

The Seller shall be responsible for adequate protective packing and for proper loading, blocking and bracing of materials shipped in accordance with standard industry shipping practices.

12.  CUSTOMS (FOREIGN SELLERS)

Foreign Sellers' shipments required to be cleared by Canadian Customs must be accompanied by a copy of the Canada Customs Invoice (CCI) or Commercial Invoice, completed in accordance with Canadian Customs Regulations, and a Certificate of Origin or NAFTA Certificate of Origin, if applicable, together with any and all import/export documents/permits required by foreign customs.

You will be liable to reimburse BC TEL for any expenses or losses associated with a redetermination by Canada Customs of any NAFTA Certificate of Origin provided by you to support a shipment.

13.  PACKAGING/SKIDS AND PALLETS

Product(s) shall be packaged and packed at no additional charge for shipment in suitable boxes, reels, bundles, pieces, coils, etc., which shall provide protection against damage during the shipment, handling, and storage process in dry, unheated quarters. Shipping containers shall comply with requirements of Rule 41 of the Canadian Freight Classification guide of ETA 100 or USA National Motor Freight Classification guide (NMFC). Containers of any type that are too heavy or too large to be palletized shall contain footings to facilitate fork truck and/or mechanized handling. In the event skid or pallet loads are necessary, BC TEL requires that skid or pallet loads not exceed a maximum of 1.5 meters in height.

14.  BILL OF SALE

The Seller agrees to execute and deliver a bill of sale evidencing conveyance of the Product(s), free and clear of all liens, security interests and encumbrances, together with such other documents as BC TEL may deem necessary.

15.  INSPECTION AND ACCEPTANCE

All Product(s) which are installed shall be subject to BC TEL's right to inspect and approve of the installed Product for six (6) months following date of installation.

During the inspection period, BC TEL may reject, in whole or in part, any Product(s) as nonconforming to the purchase order requirements or the Seller's advertised or published specifications. Whereupon BC TEL shall give the Seller written notice of rejection and return the rejected Product(s) FOB Origin Collect at the Seller's risk and expense.

Only following the expiration of the inspection period without notice of rejection will acceptance be deemed to occur.

Inspection or failure to inspect shall not affect BC TEL's warranty rights nor any other rights in law.

16.  FORECASTS AND ESTIMATES - RESERVED

17.  PRODUCT DISCONTINUANCE

The Seller agrees to give BC TEL 180 days prior written notice of any Product(s) discontinuance and to honor any purchase orders for such Product(s) received during the notice period provided that delivery dates are within six (6) months of the date of the notice of discontinuance.

18.  PRICE REVISION

In the event prices decrease during the term of this Agreement, the Seller agrees, effective immediately, to reduce their invoices accordingly for all outstanding invoices and or undelivered Purchase Orders.

With respect to on-hand inventory in its original packaging and condition, BC TEL shall, at its option receive a credit or refund from the Seller within fourteen (14) days of written request from BC TEL, for the difference between the price paid by BC TEL and the reduced price for all affected product(s).

In the event the Seller wishes to increase prices following the expiration of the fixed prices date of this Agreement, the Seller agrees to give BC TEL not less than ninety (90) days advance written notice of such price increase and to honor all purchase orders received during that notice period at the old prices.

19.  AFFILIATE REPORTS

When requested by BC TEL, the Seller shall provide BC TEL with a monthly purchase report for orders placed directly with the Seller by a BC TEL Affiliate. The report shall list the BC TEL Affiliate, Product purchased under this Agreement, description, part number, quantities shipped, and associated net price.

20.  PRODUCT DOCUMENTATION

The Seller agrees to provide to BC TEL at no additional charge, reasonable amounts of Product documentation together with a fully paid license to reproduce all or some of the Seller's Product documentation for BC TEL's use only.

21.  TRADEMARK LICENSE

If BC TEL requests, the Seller agrees to grant to BC TEL the non-exclusive right to use the Seller's trade name and trademark which use shall be subject to the Seller's prior review and approval, which shall not be unreasonably withheld or delayed.

22.  PUBLICITY

The parties agree not to publish or use any advertising, sales promotions, press releases, or publicity matters of the other party without the prior written approval of the other party. Such approval shall not be unreasonably withheld or delayed.

23.  CONFIDENTIAL INFORMATION

Except for the purposes of providing Product, the Seller shall retain in strict secrecy, and shall not divulge or use, any information acquired in the course of providing Product to BC TEL or BC TEL Affiliates, or any information disclosed to it by BC TEL or BC TEL Affiliates without BC TEL's prior written approval.

24.  BC TEL AFFILIATES

The Seller acknowledges that BC TEL may, at its sole discretion, share Vendor, Product, Price, Lead-time and Specification information and all other information related to or arising from this Agreement among the BC TEL Affiliates.

25.  INITIATIVES

The Seller agrees to work with BC TEL during the term of this Agreement to develop and implement initiatives, such as, Product Standardization, Bar Coding, Electronic Data Interchange (EDI) where appropriate or requested.

26.  ATTACHMENTS

All the terms, conditions contained within the attached Appendices, Schedules and Exhibits, if any, shall form part of the Agreement and shall have the same force and effect as if incorporated in the body of the Agreement.

27.  PRODUCT FOR RESALE BY BC TEL

In the event BC TEL issues an order for product or related service for resale or distribution, the Seller agrees Appendix D shall govern over the general terms of this Agreement where they are in conflict.

28.  NO WAIVER

BC TEL may at any time insist upon strict compliance with this Agreement, regardless of past conduct or practice.

29.  ASSIGNMENT

The Seller shall not assign (in any manner including by operation of law) or sub-contract any of its obligations under this Agreement without the prior written consent of BC TEL. BC TEL may, from time to time in its sole discretion, assign or subcontract its rights or obligations under this Agreement, in whole or in part, to one or more BC TEL Affiliates.

30.  SURVIVAL OF OBLIGATIONS

The respective obligations of the parties under this Agreement that by their nature would continue beyond the termination, cancellation or expiration, including, but not limited to, obligations to indemnify, insure and maintain confidentiality and continued availability of Product support, shall survive the end of the Agreement.

31.  ENUREMENT

This Agreement shall enure to the benefit of and be binding on BC TEL and its successors and assigns. This Agreement shall enure to the benefit of the Seller, its permitted successors and permitted assigns, and be binding on the Seller, its successors and assigns.

32.  ARBITRATION

All disputes arising out of or in connection with this Agreement or in respect of any defined legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Center and in connection therewith:

 .  the appointing authority shall be the British Columbia International
   Commercial Arbitration Center;
 .  the arbitration will be conducted by a single arbitrator unless the Parties agree otherwise;
 .  the case shall be administered by the British Columbia International
   Commercial Arbitration Center in accordance with its rules;
 . the place of arbitration shall be Vancouver, British Columbia, Canada; and . the language of the arbitration shall be English.

33.  GOVERNING LAWS

This Agreement shall be interpreted and governed according to the laws of the Province of British Columbia.

Should any provision of this Agreement be found to be invalid or unenforceable, the remainder shall continue to be valid and enforceable.

Section headings are not intended to affect the meaning nor the interpretation of this Agreement.

34.  NOTICES

All notices under this Agreement shall be in writing and shall be deemed received, if sent to the addresses or FAX numbers of the parties:

a) by FAX on the business day following date of transmission (with the party taxing bearing the onus of proof that the fax was actually received);

b) by mail, on the date of actual delivery;

c) by registered mail, on the fifth day following date of mailing.

The addresses of the parties on the first page of this Agreement shall be the registered addresses for all notices, unless written notice is received of a substitute address.

35.  ENTIRE AGREEMENT

This document together with the BC TEL General Terms, Conditions, the BC TEL Request for Proposal, if any, and, the accepted portions of any Reply (but only to the extent that the Reply is not inconsistent with BC TEL's above named documents), shall form one entire and complete Agreement (the Agreement).

The Agreement shall supersede all prior oral and written communications and representations.

The Agreement may only be amended in writing signed by both parties or their fully authorized representatives.

                    AGREEMENT ENTERED INTO        May 17, 1999.
                                                  ------------

          For: BC TEL                    For: GoDigital Telecommunications


          /s/ Rick Wong                      /s/  Frank I. Akers
        -------------------------          ------------------------------
        Rick Wong                          Authorized Signatory
        Corporate Contracts

                                             Frank I. Akers
                                           ------------------------------
                                           Name

                                             President and CEO
                                           ------------------------------
                                           Title

                      SCHEDULE "A" TO PURCHASE AGREEMENT

                    PRODUCT DESCRIPTIONS & SELLER'S PRICES

SCHEDULE A


B983503PC027 - GDSL-8 DIGITAL SUBSCRIBER LINE CARRIER

ITEM#    ITEM ID    DESCRIPTION                              PART       PRICE
                                                                          US

1        8001173    CTU CO Terminal Unit                    990073     [*]
2        8001172    API Alarm & Power Unit                  990072     [*]
3        8001174    STR Straight Through Repeater           990064     [*]
4        8001176    ADR2 Add Drop Repeater With 2 Drops     990089     [*]
5        8001177    ADR4 Add Drop Repeater With 4 Drops     990100     [*]
6        8001178    TAD2 Terminal Add Drop With 2 Drops     990090     [*]
7        8001179    TAD4 Terminal Add Drop With 4 Drops     990101     [*]
8        8001192    STRM 239 Repeater Electronics Card      990102     [*]
9        8001175    RTU8 Remote Terminal Unit 81 Lines      990091     [*]
10       8001170    19" Shelf GDSL-8                        990071     [*]

LEAD TIME:  15 Days

WARRANTY:    2 Years

TERMS:       Net 30 Days

F.O.B.:      Origin, Fremont

SHIP VIA:    Nationsway Transport Collect

                      SCHEDULE "B" TO PURCHASE AGREEMENT

                                   RESERVED


                      SCHEDULE "C" TO PURCHASE AGREEMENT

                                   RESERVED

                                  APPENDIX A

WARRANTY RIGHTS

The Seller warrants that:

 . the Product(s) shall be free from defects in material and workmanship for a period of two (2) years from date of delivery to BC TEL;

 . the Product(s) shall conform to and perform in accordance with BC TEL's specifications for two (2) years from date of delivery to BC TEL;

 . any replacement, repair modification, installation, or other service performed by the Seller shall be warranted to the same extent as above for the expiration of the warranty period or for ninety (90) days, whichever is longer.

The Seller's warranty does not apply if the Product has been:

 . subject to misuse, neglect, accident or abuse not caused by Seller or by Seller's authorized agent;

 . wired, repaired or altered by anyone other than the Seller or by Seller's authorized agent;

 . improperly installed by other than the Seller or by Seller's authorized agent;

 . used in violation of the appropriate written instructions furnished by the Seller or by the Seller's authorized agent;

 . subjected to improper temperature, humidity or other environmental conditions and such action is the cause of the damage or malfunction.

NOTE:     FOR THE PURPOSES OF THIS WARRANTY INSTALLATION BY EMPLOYEES OF BC
----
          TEL OR ANY BC TEL AFFILIATE SHALL BE CONSIDERED TO BE INSTALLATION, WIRING, REPAIR OR ALTERATION BY AN AUTHORIZED AGENT OF THE SELLER.

RETURN AUTHORIZATION PROCEDURES

To authorize a return, BC TEL shall obtain from the Seller and the Seller shall provide a Return Authorization (RA) number or equivalent authorization. All returns of Product(s) shall be made within sixty (60) days of the issuance of the RA number or equivalent authorization. Unauthorized returns shall be returned to BC TEL at BC TEL's risk and expense.

DEFECTIVE PRODUCT RIGHTS

Unless otherwise agreed, all defective Product(s) under warranty shall be returned to the Seller for repair or replacement at no charge to BC TEL.

The Seller shall complete repairs and ship the repaired Product(s), or, at its option, ship replaced Product(s), within ten (10) days of receipt of the defective Product(s), following procedures of return as directed in the letter accompanying return of the Product(s).

BC TEL shall bear the risk of in-transit loss or damage only until the Product(s) is placed in the possession of a freight carrier or courier/third party intermediary whereupon thereafter the Seller shall bear all risks and costs for shipping and return to BC TEL.

STANDARDS

All Product(s) supplied or used shall comply with the applicable requirements of the Industry Canada Standard and/or Canadian Standards Association (CSA) Rules and Regulations.

All installations and repairs shall also comply with the above Rules, Regulations and requirements.

INTERFERENCE

If any Product(s) which was installed generates interference harmful to radio and other communications, then the Seller shall, within thirty (30) days of notification, provide BC TEL with methods for suppressing such interference, or, failing that, to accept return of the Product(s), refund to BC TEL of the price less a reasonable allowance for depreciated value and bear all expenses for removal, for up to one year from installation

                                  APPENDIX B

REPAIRS WHERE PRODUCT(S) NOT DEFECTIVE OR UNDER WARRANTY

If the Seller determines a returned Product is not defective or is not under warranty, the Seller shall promptly advise BC TEL in writing of this determination.

REPAIRS NOT COVERED BY WARRANTY

In addition to warranty repairs, if requested by BC TEL, the Seller agrees to provide non-exclusive repair services at the Seller's prevailing repair charge rates on all Product(s) ordered during the period under which Product(s) is manufactured by the Seller and for a period of five (5) years after the Product(s) manufactured has been discontinued.

If Product(s) is irreparable, the Seller shall promptly notify BC TEL in writing and BC TEL may, at its option, purchase replacement(s) from the Seller at prices as described in Exhibit B or current prices, whichever is lower.

The Seller shall perform all repairs or provide replacement Product(s) in accordance with the specifications herein. New parts only shall be used. Parts removed shall become the Seller's property and parts installed shall become BC TEL's property.

The Seller shall make its best efforts to complete repairs and ship the repaired Product(s) or, at its option, ship replacement Product(s) within thirty (30) days of receipt of the defective Product(s).

SERVICE INTERRUPTIONS

In the event of service interruption requiring immediate on-site repair, BC TEL may require the Seller to commence on-site repairs one (1) business day following the request for on-site repairs.

IN-HOUSE REPAIRS

BC TEL reserves, at its option, the right to perform in-house repairs to Product(s) without affecting the Seller's warranties providing the repair is performed by an employee or subcontractor of BC TEL who has been certified by the Seller as an authorized repairer.

Repair documentation to be provided to BC TEL shall include, but not limited to, the following:

i.   circuit drawings and explanations;
ii.  assembly drawings;
iii. material lists;
iv.  art work drawings;
v.   component specifications;
vi.  supplier cross references;

vii.  repair procedure specifications;
viii. engineering change orders; and
ix.   generic component piece part cross reference.

Except as provided in Section I of this exhibit, no repair effected by BC TEL under this Agreement shall affect any warranty afforded to BC TEL.

CONTINUING AVAILABILITY OF SPARES

During the period the Product(s) is manufactured by the Seller and for five (5) years following discontinuance, the Seller agrees to offer for sale to BC TEL functionally equivalent replacement and repair components.

Additionally, where the manufacturer discontinues the Product and the Seller is not the manufacturer, the Seller shall offer repair services for all Product(s) for a period of five (5) years and Product replacement parts for a period of ten
(10) years.

In the event the Seller is unable to supply such parts themselves or from another source of supply, the Seller shall, without obligation or charge to BC TEL, provide to BC TEL all necessary drawings, technical information, specifications and all other data and expertise to allow BC TEL to either manufacture or buy such parts. All such information shall be used by BC TEL only for the maintenance, repair or manufacture of replacement or spare parts for BC TEL or BC TEL Affiliates.

EMERGENCY REPLACEMENT SERVICE

Additionally, in the event an "out-of-box" failure resulting in a service impairment occurs and is caused by the Product(s) furnished herein, the Seller agrees to ship replacement parts within twenty-four (24) hours of verbal notification by BC TEL, at no charge, providing the defective part is returned to the Seller within thirty (30) days of receipt of the replacement part.

In the event of an emergency, such as "out of service condition", the Seller agrees to ship replacement parts within forty-eight (48) hours of verbal notification by BC TEL, provided that BC TEL shall also maintain a reasonable quantity of replacement parts for each Product(s). Those emergency replacement parts shall be billable at the Seller's current list price less applicable BC TEL discounts.

In order to facilitate emergency repairs, the Seller agrees to provide a normal working-hours telephone number and an emergency contact after-hours telephone number.

                                  APPENDIX C

TECHNICAL ASSISTANCE SUPPORT

The Seller agrees to provide to BC TEL, at no additional charge, twenty four
(24) hour per day, seven days per week, all necessary Customer Technical Assistance support as BC TEL may from time to time require during the warranty period of the product.

Additionally, if requested by BC TEL, for five (5) calendar days following first installation of newly developed Product(s), the Seller shall provide, at no additional charge, a fully qualified engineer conversant with the Product(s) and installation thereof.

ON-SITE ASSISTANCE

The Seller agrees to be available to furnish on-site assistance, both on an emergency basis for an out of service condition within twenty-four (24) hours from BC TEL's request and under normal conditions within forty-eight (48) hours, at the Seller's prevailing rates.

SUB-CONTRACTING BY BC TEL

In the event BC TEL uses sub-contractors for installation and maintenance services, such subcontractors shall be chosen from a mutually agreed upon, confidential list of approved subcontractors.

                                  APPENDIX D
                         PRODUCT FOR RESALE BY BC TEL


SCOPE

If BC TEL issues an Order for Product or related Service for resale or for distribution to other customers, the terms, conditions of this Appendix apply.

RESALE

BC TEL may purchase Product and Service for its own use, to provide services to third parties, for resale to end users, or for distribution. This Agreement shall not be construed to (i) require BC TEL to purchase any specific amount of Product or Service, or (ii) require BC TEL to sell any, all or a portion of the Product or Service it orders, or (iii) unless otherwise specified in this Agreement, restrict the resale and or distribution of the Product or Service.

RESELL INDEMNITY

The Seller agrees to indemnify and save harmless BC TEL, its directors, officers, agents, employees and any applicable BC TEL Affiliate and its directors, officers, agents and employees from and against any and all liability whatsoever for losses, liens, charges, claims, demands, payments, suits, actions, penalties, recoveries and judgments (including legal fees and expenses) of every nature and description brought or recovered against those parties or the Seller by reason of any product defect, whether of design, manufacture or otherwise, or any failure by the Seller to honor any warranties, conditions, repair obligations or representations made by it, or by BC TEL or any BC TEL Affiliate in accordance with this Agreement in the course of sale of such products to third parties.

PRODUCT WARRANTIES AND CLAIMS

The Seller warrants that it has or will pass title, free of all liens and encumbrances, to all Products that are sold or leased to BC TEL and to BC TEL's end users or customers.

BC TEL will pass through the Seller's warranty, as set forth in Attachment 1 to this Appendix, to its end users or customers and which warranty shall state that all Product will conform to all Specifications, statement of work and other requirements set forth in this Agreement, including any Orders, will be free from material defects in materials and workmanship, and, except for any Product manufactured or developed in accordance with a detailed design furnished by BC TEL or their end users or customers, shall be free from material defects in design.

TRADEMARK LICENSE

The Seller grants to the BC TEL the nonexclusive right to use the Seller's trade names and trademark in marketing the Seller's Product. BC TEL agrees to designate the Product properly and depict the marks accurately.

INVENTORY RETURN

The Seller agrees that BC TEL may at no cost, return for refund or exchange Product of its selection with a total purchase price of all returned or exchanged Product not to exceed [*] of the total purchase price for all Product purchased by BC TEL from the Seller for the previous twelve (12) months excluding taxes and freight charges.

If the Product shipped in exchange is less in price than the returned Product, the Seller shall issue BC TEL a credit for the difference in price between the Product returned and the exchanged Product.

BC TEL will notify the Seller in writing of its intent to return the Product, BC TEL agrees to ship the returned Product and the Seller agrees to deliver the exchanged Product FOB: Origin, Freight Collect, within thirty (30) days of notification by BC TEL.

The Seller agrees to issue a credit for the returned Product within fourteen
(14) days of receipt equal to the actual purchase price of the returned Product. The Product returned must be in the original condition and carton, if any. Any return under this section does not limit BC TEL's warranty rights under this Agreement.

REPORTING

When requested by the Seller, BC TEL shall provide a monthly Report (Point of Sale) listing each Resale Purchase Order shipped, such Report will detail the customer, product shipped, part number, description, quantities shipped and associated net prices.

PRODUCT LITERATURE

The Seller agrees to provide BC TEL with reasonable amounts of Product literature, at no additional charge, to properly support the Seller's Product.

The Seller hereby grants BC TEL a fully paid license, at no additional charge, for the term of this Agreement, to copy or otherwise reproduce all or portions of the Seller's Product brochures, or to incorporate portions of the Seller's copyrighted material in Product brochures or advertising material composed by BC TEL. Such reproduction shall not apply to proprietary and/or confidential information and shall be subject to all applicable copyright laws.

                                  APPENDIX E

TRAINING SUPPORT

Where BC TEL determines it to be appropriate, to support the purchase of the proposed Product(s) and/or services ("the System"), the successful Seller must be prepared to provide, at no additional cost, the following training, equipment and support which shall meet or exceed applicable industry standards:

 .    BASIC SUPPORT

     The Seller shall provide supporting manuals, textbooks, documentation and reference material in written format no later than upon the delivery or installation of the System.

 .    ADVANCED TRAINING

     If BC TEL determines that one or more employees will require training to support or use the system, the Seller shall provide either of the following:

          a) if practical, the Seller shall provide such training as is, in BC TEL's opinion, required to certify such employees as BC TEL may select as qualified in-house instructors in the proposed System.

          b) if in BC TEL's opinion, the use of BC TEL instructors is not practical, then the Seller shall provide qualified instructors for such employees as BC TEL may select to train to support or use the proposed System.

     In either event, the location of training shall be chosen by BC TEL.

 .    EQUIPMENT SUPPORT

     The Seller shall provide to BC TEL all equipment necessary to support initial and on-going training requirements on the proposed System, timed to support BC TEL's training schedule.

     Training equipment shall include all enhancements and/or upgrades to the proposed System as are or may become available and shall include all warranties and service support as apply to the purchase of the proposed System.

 .    ADDITIONAL/FOLLOW-UP TRAINING

     Where BC TEL determines additional or follow-up training is necessary, the Seller shall provide such further training as may be required by BC TEL.

                                  APPENDIX F

SOFTWARE LICENSE

BC TEL or its officers, agents and employees, and/or any applicable BC TEL Affiliate and its officers, agents and employees, are hereby granted a non-exclusive, paid-up, non transferable license to use software Product(s) or software which ordinarily comes with the Product(s), only in connection with the Product(s).

The software provided by the Seller to BC TEL, together with any enhancements, modifications, extensions or expansions thereof shall be the property of the Seller and treated as a Trade Secret by BC TEL.

BC TEL agrees to use its best efforts to:

     .    modify the software @l with the prior written consent of the Seller;

     . reproduce or copy the software, in whole or in part, provided Seller's copyright and/or proprietary notices are also reproduced or copied therewith, for the sole use by BC TEL in connection with the use of the Product(s) only in accordance with the law, and with the prior, written consent of the Seller;

     . only disclose proprietary information regarding the software to its employees on a "need to know" basis, without the prior written consent of the Seller;

     . hold all aspects of the software including the documentation or other material associated with the software in confidence for the benefit of the Seller and Seller's suppliers, as appropriate; and

     . utilize the software or any portions or aspects (including any methods or concepts utilized which are trade secrets) solely in conjunction with the Product(s).

The obligations of BC TEL shall survive termination of this Agreement and shall continue even if the software is no longer utilized with the Product(s).

However, BC TEL's obligations of confidentiality will not extend to information or data which is now available to the general public nor to that which becomes available by reasons of unlawful acts or failures to act not attributable to BC TEL.

SOFTWARE VIRUS

The Seller certifies and covenant that software provided to BC TEL whether in the form of disk or otherwise, has been tested to ensure it is free from viruses and the Seller hereby certifies that it has taken steps to ensure that software delivered by it to BC TEL is free of such viruses. The Seller agrees to indemnify and hold harmless BC TEL from and against any claims for loss or damages arising from delivery of, or use of software containing viruses.

SOFTWARE ACCESS CONFIDENTIALITY

If Seller is given access, whether on-site or through remote facilities, to BC TEL or any BC TEL Affiliate (BC TEL) computer or electronic data storage system in order for Seller to accomplish the work called for in this Agreement, Seller shall limit such access and use solely to perform work within the scope of this Agreement and shall not access or attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish the work required under this Agreement. Seller shall limit such access to those of its employees who are qualified and required, subject to BC TEL required written authorization, to have such access in connection with this Agreement, and shall strictly follow all BC TEL's security rules and procedures for use of BC TEL's electronic resources. All user identification numbers and passwords disclosed to Seller and any information obtained by Seller as a result of Seller's access to and use of BC TEL's computer and electronic data storage systems shall be deemed to be, and shall be treated as, BC TEL Confidential Information under applicable provisions of this Agreement. Seller agrees to cooperate with BC TEL in the investigation of any apparent unauthorized access by Seller to BC TEL's computer or electronic data storage systems or unauthorized release of Confidential Information by Seller.

CENTURY COMPLIANCE

A) When used in this Exhibit with initial capital letters, the following terms have the respective meanings given below.

     i) "Procured System" means the computer software, computer firmware, computer hardware (whether general or special purpose), documentation, data, and other similar or related items of the automated, computerized, and/or software system(s) that are provided by or through Seller pursuant to this Agreement, or any component part thereof, and any services provided by or through Seller in connection therewith.

     ii) "Calendar-Related" refers to date values based on the Gregorian calendar, as defined in Encyclopedia Britannica, 15th edition, 1993, page 476, and to all uses in any manner of those date values, including without limitation manipulations, calculations, conversions, comparisons, and presentations.

     iii) "Date Data" means any Calendar-Related data value in the inclusive range January 1, 1990, through December 31, 2050, which the Procured System uses in any manner.

     iv) "System Date" means any Calendar Related data value in the inclusive range January 1, 1985, through December 31, 2035 (including the natural transition between such values), which the Procured System shall be able to use as its current date while operating.

     v) "Century Compliant" means that the Procured System satisfies the requirements set forth in Clause (B), (C), and (D) below.

     vi) "Century Noncompliance" or "Century Noncompliant" means any failure of the Procured System to be Century Compliant.

B) Seller represents that, in connection with Calendar-Related data and Calendar-Related processing of Date Data or of any System Date, the Procured System will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results.

C) Seller further represents that, in connection with providing Calendar-Related data to and accepting Calendar-Related data from other automated, computerized, and/or software systems and users via user interfaces, electronic interfaces, and data storage, the Procured System represents dates without ambiguity as to century.

D) Seller further represents that Seller has verified through testing that the Procured System is Century Compliant and that testing included, without limitation, each of the following specific dates and the transition to and from each such date: December 31, 1998; January 1, 1999; September 9, 1999; September 10, 1999; December 31, 1999; January 1, 2000; February 28, 2000; February 29, 2000; March 1, 2000; December 31, 2000; January 1, 2001;
     December 31, 2004; and January 1, 2005.

E) These representations survive the expiration or earlier termination of this Agreement.

INTERFACING

If the Procured System is a Commercial-Off-The-Shelf (COTS) product, it shall have the present capability, which can be readily utilized by BC TEL, of providing Calendar-Related data to and accepting Calendar-Related data from other automated, computerized, and/or software systems and users in a four-digit CCYY format, where CC are the two digits expressing the century and YY are the two digits expressing the year with that century (e.g., 1996, 2003 and 2027).

CENTURY NONCOMPLIANCE REMEDY

In the event the Procured System is Century Noncompliant in any respect, Seller shall, at no cost to BC TEL, promptly correct the Century Noncompliance and provide the corrected Century Compliant Procured System to BC TEL within ninety
(90) days after receipt of a written request from BC TEL, unless otherwise agreed by BC TEL in writing.

NONCOMPLIANCE NOTICE

In the event Seller becomes aware of (i) a possible or an actual Century Noncompliance in the Procured System or (ii) any international, governmental, industrial, or other standard (proposed or adopted) regarding Calendar-Related data and/or processing, or it begins any significant effort to conform the Procured System to any such standard, Seller shall promptly inform BC TEL of all relevant information (and timely provide BC TEL updates to such information) with respect to Seller's knowledge. Seller shall respond promptly and fully to inquiries by BC TEL (and timely provide BC TEL updates to such information) with respect to Seller's knowledge. Seller shall respond promptly and fully to inquiries by BC TEL (and timely provide updates to any responses provided to BC
TEL) interalia, inquiries with respect to (i) any possible Century Noncompliance in the Procured System or to (ii) any international, governmental, industrial, or other standards. In the foregoing, the use of "timely" means promptly after the relevant information becomes known to or is developed by or for Seller.